Exhibit 99.1

Axial Vector Energy Corp. Summarizes Highlights of Investor Conference Call

Dubai, United Arab Emirates--(BUSINESS WIRE)—December 9, 2008 Axial Vector Energy Corporation ("AVEC") (Pink Sheets: AXVC) (Frankfurt: BAE1) today announced a summary and digitized replay access of an investor conference call held yesterday  December 8, 2008 at 4:15 pm EST.

Sanjai Chhaunker, President and CEO, exclaimed: "We were very pleased to be given the opportunity to speak with the investor community and we feel that the call was a tremendous success. AVEC has made many advances in its technology and business strategy, we invite anyone who was unable to attend the call to please listen to the playback."

To hear a recording of the call which will be available for the next 30 days dial toll free 1-800-977-8002 in the United States or Canada; or dial 404-920-6650 internationally. The pin code needed to listen to the replay, please press * then 26124674.

Items discussed on the conference call included, but are not limited to, the following topics:

COMMENTS BY AVEC CEO SANJAY CHHAUNKER

AVEC ENGINE-

The AVEC internal combustion engine is smaller and lighter than traditional internal combustion engines.  It has a 3 to 1 torque to horsepower ratio.  The AVEC internal combustion engine is a true multi-fuel engine, capable of burning diesel, kerosene, ethanol and bio-diesel while achieving 40% better mileage than traditional engines.  The Company has an 80-megawatt order backlog for this product.

AVEC 100KW GENSET-

AVEC has developed modular internal combustion/generator gensets.  Gensets are configured to include an AVEC internal combustion engine combined with an AVEC generator(s).  These gensets can be deployed in tractor-trailer modules or on barges in multiple megawatt deployment.

WIND GENERATORS-

AVEC continues to develop applications for its permanent magnet generators.  AVEC permanent magnet generators are highly scalable and benefit from having high torque at low speeds, which is of unique benefit in the wind power industry.  The AVEC 100 kilowatt generator, and all of the AVEC family of permanent magnet generators, feature coreless construction and 98% efficiency.

SPECIFIC PRODUCTS-

AVEC 100-Kilowatt Generator-

The 100-kilowatt generator is in assembly stage, with partial re-design of cooling frame.  Completion date is scheduled for December 15, 2008.  Estimated shipping date to production facility is January 15, 2009.

AVEC 15-Kilowatt Generator-

The AVEC 15 kilowatt generator is presently being configured for use as electric wheel motors for passenger and commercial vehicles.  Mounting the AVEC 15 kilowatt generator directly on each wheel (and eliminating the requirement for transmissions and differentials) will enable manufacturers to avoid the 30% inefficiency inherent in transmission and differential equipped vehicles.  AVEC is presently in discussions with two firms with a view towards development of an all-electric taxi.  AVEC anticipates the announcement of a joint development agreement in the near future.

AVEC Genset Skid-

The first AVEC Genset skid will be completed by January 15, 2009 and ready for Genset integration by January 17, 2009. AVEC intends to develop and market Genset skids, for either land or floating deployment.

AVEC Multi-Fuel Engine-

The target demo date for the AVEC multi-fuel engine is mid-March 2009.

ANNOUNCEMENTS-

•	AVEC has chosen Everson Tesla, Inc. (www.eversontesla.com) as U.S. manufacturer for all AVEC electric motors.
•	AVEC has formed a Joint Venture with Constellation Capital Management, LLC of Novato, California in order to pursue the direct investment in the US wind power industry.
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The AVEC Board of Directors has authorized the purchase by the Joint Venture of up to 25 megawatts of existing US wind power facilities as the first step in implementing the Joint Venture’s business plan.

•	AVEC is in discussions concerning development of an all-electric taxi. AVEC anticipates announcement of a joint venture development program in the near future.
•	AVEC intends to aggressively pursue Federal clean energy development grants.
•	Beginning on January 1, 2009, AVEC will begin the process of making required filings with US regulatory agencies in anticipation of allowing the Company’s common stock to trade on a larger exchange.
•	CEO Chhaunker will be making a presentation next week to the World Wind Energy Association (www.wwindea.org).
•	In January, AVEC will file notice of the Annual Meeting of Shareholders, including publishing a Proxy Statement that will include important matters for shareholder consideration and approval.
•	CEO Chhaunker invited additional questions from shareholders, via e-mail to sanjaic@axialvectorenergy.com.

COMMENTS BY CONSTELLATION CAPITAL MANAGEMENT, LLC SENIOR ADVISOR WILLIAM J. GILLIAM-

SIZE OF US AND CALIFORNIA WIND MARKETS-

US AND CALIFORNIA WIND MARKET OVERVIEW

Size of US and California wind markets-

•	US wind market- 21,017 Mw installed, 8,584 Mw announced/under development/under construction
•	California wind market- 1,560 Mw installed, and in excess of 1500 Mw announced/under development/under construction
•	Current environment- despite positive alternative energy “press,” declining energy prices and poor debt market translate into negative environment for new projects.
•	Using current market data, the value of the overall market is as follows (using $0.075 kWh capacity and energy)

	US Existing	US Development	California Existing	California Development
100%	$ 13.8 Billion	$ 5.6 Billion	$ 1.02 Billion	$ 985 Million

25%	$ 3.4 Billion	$ 1.4 Billion	$ 256 Million	$ 246 Million

Specific Description of California Market-

•	California continues to lead the US market in size, complexity, regulatory mechanisms, and innovation
•	Despite significant positive press, California utilities (PG&E, So Cal Edison) have a long history of difficult relations with alternative energy projects.
•
Current California wind projects have characteristics which include a) in the range of $.02 in capacity payments, b) $0.05-.07 in energy payments, c) up to 25% delivery penalties, d) in many projects, significant (in the range of double) incentive energy payments for daytime, summertime generation.

Description of advantages of retrofit in current market-

•	When avoided costs decrease, inefficiency of existing copper wire generators is exacerbated.
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Even though California utilities are far more supportive of alternative energy today, wind projects that are placed in probation (for non-delivery) are at risk for utility recapture of past capacity payments.

SPECIFIC DESCRIPTION OF JV ORGANIZATION AND BUSINESS PLAN

General Outline

•	California LLC or other suitable corporate form
•	Exclusive right to US retrofit market for AXVC generators in alternative energy market
•	Several key JV personnel identified, including candidate CEO/COO.
•	80% owned by AXVC and 20% owned by Constellation Capital Management, LLC of Novato California
•
Among the JV team members in various capacities are myself from Constellation/Redwood, Faramarz Yazdani from FMY Associates and Bill Eigner, a partner at Procopio Cory,  major law firm in San Diego, California.  With the very capable assistance of Bill and Faramarz, I have significant and successful experience in California alternative energy projects.  Bill, Faramarz and I are enthusiastic about joining the JV team and working with AXVC on US and California wind projects.

12-Month Business Plan Description

•	JV goal/objective is to retrofit AXVC 100Kw generators in up to 200 Mw of existing US wind projects within the first 12-18 months.
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During the first 12-18 months, JV will work closely with AXVC in order to begin development of full range of AXVC generators.  As Sanjay described, AXVC generators are highly scalable.  JV anticipates development of 50kW, 150Kw, 500Kw and 1 Mw generators in the next 12-18 months.

•
During the first 12-18 months, JV and AXVC intend to work closely with a major manufacturer of utility scale battery packages.  JV anticipates installation of battery component at each of the JV’s projects.

•	AXVC BOD has just approved a significant enhancement to JV’s business plan.
•	JV intends to purchase 100% interest in up to 25 Mw of existing California wind energy projects.
•
25 Mw of existing wind energy projects probably cost owners in the range of $1 million per Mw, or $25 million.  JV believes that target projects can be purchased in today’s markets at extremely attractive prices.

•
Target purchases will have the following characteristics: a) still capable of mechanical operation, b) within 18 months of cessation of operation, such that generation contract with utility still in place, c) no major contract issues with host utility, d) substantial remaining contract term, e) attractive contract economics, f) reliable wind data for site, g) attractive purchase price.

•	JV intends to immediately begin to solicit project purchases.

10 Mw Standard Reference Plant Pro Forma Description

•	In the case of a California 10 Mw “standard reference” project, the project’s historical performance is in the range of 20-25% capacity factor.
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The standard reference project is assumed to operate under “California mean wind conditions,” as published by the California Energy Commission.  The mean wind conditions are assumed, based upon this published data, to be 15 MPH.

•
For purposes of analyzing financial sensitivity only, and not with a view to making financial forecasts, the JV assumes that the standard reference 10Mw retrofit project, using the AXVC 100Kw generator, will achieve a generating efficiency of 100% at a wind speed of 15 MPH.  Since this is a mean wind speed, the sensitivity model assumes 100% generation half of the time, and zero generation half of the time.

•	Available dynamometer data for the AXVC 100Kw generator suggests that efficient generation below 15 MPH is likely. However, there sensitivity assumes no generation below 15 MPH.
•	Although the JV business plan calls for concurrent installation of a battery system, no provision for battery enhancement of project capacity factors is used in this analysis.
•
If the JV structures an investment in which the project retains 75% of project cash flow up to the point where historical capacity is achieved (with the JV keeping 25%), and the sharing is reversed (25% current owners and 75% JV) above historical capacity, both parties do well.  The existing owners will make either the same amount of money or 5%-10% more money, and THE JV will achieve in the range of $3 million in energy and capacity payments.

•	In the case of the same 10 Mw standard reference project where the JV purchases 100% of the existing project, the JV’s cash flow would be in the range of $4.8 million.
•	AXVC and the JV have preliminarily agreed that the purchase price of the existing facility would be accounted for, at the JV level, as senior secured debt due from the JV to AXVC.
•	Based upon the figures that we have described, AXVC’s 100% purchase investment would have a cash on cash payback period of approximately one year.

About Axial Vector Energy Corporation

Axial Vector Energy Corporation (AVEC) is a global solutions provider that owns, develops and licenses revolutionary internal combustion engine and electric power generator technologies that have unlimited potential in military, industrial and commercial applications. AVEC and its partners are positioned to become unrivalled leaders in international engine and energy markets with technologies that produce more efficient, cost effective, environmentally sensitive and versatile solutions for use in a wide variety of important applications around the world. For more information, see www.axialvectorenergy.com

Forward-Looking Statements

This press release may be deemed to contain forward-looking information. Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to industry trends, future economic performance, anticipated profitability, anticipated revenues and expenses, and products or service line growth, may be significantly and materially impacted by certain risks and uncertainties, including, but not limited to, failure to meet operating objectives or to execute the operating plan, completion, and other economic factors. Additional risks and uncertainties are described in the Company's public filings with the Securities and Exchange Commission.

INVESTOR CONTACT: Redwood Consultants, LLC 415-884-0348